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                                                                      EXHIBIT 3A


                             CERTIFICATE OF TRUST OF
                       DAIMLERCHRYSLER MASTER OWNER TRUST

            THIS Certificate of Trust of DaimlerChrysler Master Owner Trust (the "Trust") has been duly executed and is being filed by Chase Manhattan Bank USA, National Association, a national banking association, as trustee, to create a business trust under the Delaware Business Trust Act (12 Del. C., Section 3801 et seq.).

            1. Name. The name of the business trust created hereby is DaimlerChrysler Master Owner Trust.

            2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Chase Manhattan Bank USA, National Association, c/o JPMorgan Chase Bank, 500 Stanton Christiana Road, Fl. 3/OPS4, Newark, Delaware 19713, Attention: Corporate Trust Department.

            3. Effective Date. This Certificate of Trust shall be effective on June 11, 2002.

            IN WITNESS WHEREOF, the undersigned, has executed this Certificate of Trust in accordance with Section 3811(a) of the Delaware Business Trust Act.

                                         CHASE MANHATTAN BANK USA,
                                            NATIONAL ASSOCIATION, not in
                                            its individual capacity
                                            but solely as Owner Trustee



                                            By:     /s/ Denis Kelly
                                                 -----------------------------
                                                 Name:  Denis Kelly
                                                 Title: Assistant Vice President